Exhibit 5.1
SIMPSON THACHER & BARTLETT LLP
425 LEXINGTON AVENUE
NEW YORK, NY 10017-3954
(212) 455-2000
FACSIMILE (212) 455-2502
February 17, 2021
Aramark
2400 Market Street
Philadelphia, Pennsylvania 19103
Ladies and Gentlemen:
We have acted as counsel to Aramark, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of (i) an aggregate of up to 5,208,004 shares of common stock, par value $0.01 per share, of the Company (the “Stock Incentive Plan Shares”) that may be issued by the Company pursuant to the Aramark 2013 Stock Incentive Plan, as such plan has been amended and restated on each of February 1, 2017, January 29, 2020 and February 2, 2021 (as so amended, the “Stock Incentive Plan”) and (ii) up to 12,500,000 shares of Common Stock, par value $0.01 per share (the “ESPP Shares”, and together with the Stock Incentive Plan Shares, the “Shares”), pursuant to the Aramark 2021 Employee Stock Purchase Plan (the “ESPP”, and together with the Stock Incentive Plan, the “Plans”). We have also acted as counsel to the Company in connection with the prospectus supplement under the Company’s Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to delivery of ESPP Shares in connection with the Cashless Participation Program, as defined therein (the “Prospectus Supplement”).
We have examined the Registration Statement, the Prospectus Supplement and the Plans, each of which has been filed as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.
In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that upon issuance and delivery in accordance with the respective Plan, the Shares will be validly issued, fully paid and nonassessable.
We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP